Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Experts,” “Change in Accountants,” “Summary Historical and Pro Forma Consolidated Financial and Operating Data,” and “Selected Historical Consolidated Financial and Operating Data,” and to the use of our report dated May 2, 2008, except for Note 1 (as it pertains to segment disclosure and the impact of the recapitalization of the Company) and Note 7, as to which the date is February 15, 2010, and except for the effect of the reorganization of the Company from a limited liability company to a corporation as disclosed in Notes 1, 10, 11, and 12 and the guarantor subsidiaries condensed financial information as disclosed in Note 16, as to which the date is August 5, 2010, in this Registration Statement (Form S-4) and related Prospectus of Express, LLC, Express Finance Corp., Express, Inc., and Express GC, LLC for the registration of $250 million in Exchange Notes due 2018.

/s/ Ernst & Young LLP

Columbus, Ohio

August 5, 2010